Exhibit 4.4

Unaudited Interim Condensed Consolidated Financial Statements

For the Three Months Ended March 31, 2025 and 2024

Presented in Canadian dollars

Management’s Responsibility for Financial Reporting

The accompanying unaudited interim condensed consolidated financial statements for Almonty Industries Inc. (“Almonty”) (with its subsidiaries, the “Company”) were prepared by management in accordance with International Financial Reporting Standards (“IFRS”). Management acknowledges responsibility for the preparation and presentation of the unaudited interim condensed consolidated financial statements, including responsibility for significant accounting judgments and estimates and the choice of accounting principles and methods that are appropriate to the Company’s circumstances. The significant accounting policies of the Company are summarized in Note 3 to the audited annual consolidated financial statements.

Management has established processes, which are in place to provide them sufficient knowledge to support management representations that they have exercised reasonable diligence that (i) the unaudited interim condensed consolidated financial statements do not contain any untrue statement of material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it is made, as of the date of and for the periods presented by the unaudited interim condensed consolidated financial statements and (ii) the unaudited interim condensed consolidated financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Company, as of the date of and for the periods then ended presented by the unaudited interim condensed consolidated financial statements.

The Board of Directors is responsible for reviewing and approving the unaudited interim condensed consolidated financial statements together with other financial information of the Company and for ensuring that management fulfills its financial reporting responsibilities. The Audit Committee assists the Board of Directors in fulfilling this responsibility. The Audit Committee meets with management to review the financial reporting process and the unaudited interim condensed consolidated financial statements together with other financial information of the Company. The Audit Committee reports its findings to the Board of Directors for its consideration in approving the unaudited interim condensed consolidated financial statements together with other financial information of the Company for issuance to the shareholders.

Management recognizes its responsibility for conducting the Company’s affairs in compliance with established financial standards, and applicable laws and regulations, and for maintaining proper standards of conduct for its activities.

“Lewis Black”	“Mark Gelmon”
Lewis Black	Mark Gelmon
Director, President & CEO	Chief Financial Officer

May 13, 2025

Toronto, Ontario

2

Almonty Industries Inc.

Unaudited Interim Condensed Consolidated Statements of Financial Position

(in 000’s of Canadian dollars unless otherwise noted)

	Note	March 31, 2025	December 31, 2024
Assets
Current Assets
Cash		16,985	7,830
Trade receivables		3,168	2,927
Taxes recoverable		427	573
Inventories	4	7,077	6,738
Prepaid expenses and other current assets		3,445	2,508
Total Current Assets		31,102	20,576

Mining assets	5	212,579	201,866
Tailings inventory	4	32,252	30,982
Deferred tax assets		2,461	2,364
Other assets		647	561
		247,939	235,773
Total Assets		279,041	256,349

Liabilities
Current Liabilities
Accounts payable and accrued liabilities	7	30,015	29,146
Deferred revenue		76	74
Current portion of long-term debt	8	17,711	21,894
Total Current Liabilities		47,802	51,114

Warrant liabilities	10 & 11	33,465	5,154
Long-term debt	8	153,901	136,128
Restoration provision and other liabilities	9	25,756	24,866
Deferred tax liabilities		15	14
		213,137	166,162
Total Liabilities		260,939	217,276

Share holders’ Equity
Share capital	10	157,398	146,516
Subscriptions received	10	82	103
Equity portion of convertible debentures		1,241	1,241
Contributed surplus		17,365	16,072
Accumulated other comprehensive income		(3,141)	(4,638)
Deficit		(154,843)	(120,221)
Total Share holders’ Equity		18,102	39,073
Total Liabilities and Shareholders’ Equity		279,041	256,349

Nature of operations (Note 1)
Commitments and contingent liabilities (Note 17)

Subsequent Events (Note 19)

Signed on behalf of the Board:

/s/ Lewis Black	/s/ Mark Trachuk
Lewis Black	Mark Trachuk
Director	Director

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

3

Almonty Industries Inc.

Unaudited Interim Condensed Consolidated Statements of Operations and Comprehensive Loss

(in 000’s of Canadian dollars except share and per share amounts)

		Three months ended March 31,
	Note	2025	2024
Revenues		7,908	7,824

Cost of sales
Production costs		6,588	6,665
Care and maintenance costs		280	263
Depreciation and amortization		288	290
		7,156	7,218

Income from mining operations		752	606

Expenses
General and administrative		3,406	1,475
Interest expense		1,206	1,423
Share-based compensation	10	851	392
Foreign exchange loss		1,100	903
Loss on valuation of embedded derivative liabilities	8(c)	2,909	81
		9,472	4,274

Loss before other expense and income taxes		(8,720)	(3,668)

Other expense
Loss on valuation of warrant liabilities	11	25,810	109

Net loss before income taxes		(34,530)	(3,777)
Income tax expense	12	(92)	(5)

Net loss for the period		(34,622)	(3,782)

Other comprehensive income (loss)
Items that may be reclassified subsequently to profit/loss
Unrealized gain (loss) on foreign currency translation		1,497	(3,521)
Comprehensive loss for the period		(33,125)	(7,303)

Loss per common share - basic and diluted		$(0.13)	$(0.02)

Weighted average number of shares outstanding - basic and diluted		276,315,159	243,300,011

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

4

Almonty Industries Inc.

Unaudited Interim Condensed Consolidated Statements of Changes in Shareholders’ Equity

Three Months ended March 31, 2025 and 2024

(in 000’s of Canadian dollars unless otherwise noted)

				Equity Portion of		Accumulated Other
	Note	Share Capital	Subscriptions Received	Convertible Debentures	Contributed Surplus	Comprehensive Income (Loss)	Deficit	Total Equity
Balance at December 31, 2023		127,359		-1,241	12,302	11,529	(103,923)	48,508

Issuance of common shares and warrants for cash	10	2,326	-	-	475	-	-	2,801
Share issuance costs	10	(60)	-	-	-	-	-	(60)
Shares issued for settlement of debt	10	10,660	-	-	-	-	-	10,660
Share-based compensation	10	-	-	-	392	-	-	392
Net loss and comprehensive loss for the period		-	-	-	-	(3,521)	(3,782)	(7,303)
Balance at March 31, 2024		140,285	-	1,241	13,169	8,008	(107,705)	54,998

Issuance of common shares and warrants for cash	10	6,283	-	-	561	-	-	6,844
Share issuance costs	10	(229)	-	-	-	-	-	(229)
Shares issued for settlement of debt	10	(9,088)	-	-	-	-	-	(9,088)
Shares issued for conversion of debt	10	9,265	-	-	-	-	-	9,265
Subscriptions received	10	-	103	-	-	-	-	103
Share-based compensation	10	-	-	-	2,342	-	-	2,342
Net loss and comprehensive loss for the period		-	-	-	-	(12,646)	(12,516)	(25,162)
Balance at December 31, 2024		146,516	103	1,241	16,072	(4,638)	(120,221)	39,073

Issuance of common shares and warrants for cash	10	8,061	(21)	-	585	-	-	8,625
Share issuance costs	10	(772)	-	-	-	-	-	(772)
Shares issued on exercise of options	10	197	-	-	(143)	-	-	54
Shares issued on exercise of warrants	10	3,306	-	-	-	-	-	3,306
Shares issued for settlement of debt	10	90	-	-	-	-	-	90
Share-based compensation	10	-	-	-	851	-	-	851
Net loss and comprehensive loss for the period		-	-	-	-	1,497	(34,622)	(33,125)
Balance at March 31, 2025		157,398	82	1,241	17,365	(3,141)	(154,843)	18,102

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

5

Almonty Industries Inc.

Unaudited Interim Condensed Consolidated Statements of Cash Flows

(in 000’s of Canadian dollars unless otherwise noted)

		Three months ended March 31,
	Note	2025	2024
Operating activities
Net loss for the period		(34,622)	(3,782)
Add (deduct) non-cash items:
Share-based compensation	10	851	392
Depreciation and amortization		288	290
Interest expense		1,206	1,423
Income tax expense		92	5
Loss on valuation of embedded derivative liabilities	8(c)	2,909	81
Loss on valuation of warrant liabilities		25,810	109
Unrealized foreign exchange loss		1,100	903
		(2,366)	(579)
Changes in non-cash working capital
Trade receivables		(241)	812
Taxes recoverable		146	195
Inventories		(339)	1,147
Prepaid expenses and other current assets		(937)	-
Accounts payable and accrued liabilities		(577)	(1,505)
Deferred revenues		-	(987)
Net change in non-cash working capital		(1,948)	(338)
Other assets		(87)	(204)
Cash flow used in operating activities		(4,401)	(1,121)

Investing activities
Additions to mining assets		(7,802)	(7,368)
Cash flow used in investing activities		(7,802)	(7,368)

Financing activities
Issuance of common shares	10	11,125	3,057
Share issuance costs paid	18	(772)	(60)
Exercise of options		54	-
Exercise of warrants		3,306	-
Issuance of long-term debt	8	8,996	2,017
Repayment of long-term debt		(135)	(1,179)
Interest paid		(1,151)	(691)
Cash flow provided by financing activities		21,423	3,144

Effect of foreign currency translation on cash		(65)	(136)

Net increase (decrease) in cash for the period		9,155	(5,481)
Cash at beginning of period		7,830	22,019
Cash at end of period (1)		16,985	16,538

Supplemental disclosure with respect to cash flows:
Non-cash investing and financing activites:
Additions to mining assets included in accounts payable		2,345	2,117
Shares issued for conversion of debt		-	10,660
Shares issued for settlement of debt		90	-
Options exercised on a cashless basis		110	-

(1) Cash includes $3,506 (December 31, 2024 - $2,170) of restricted cash solely for use on the Sangdong Project.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

6

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

1.	Nature of operations

Almonty Industries Inc. (“Almonty”) (with its subsidiaries, the “Company”) is incorporated in Canada. The Company’s shares are listed on the Toronto Stock Exchange (“TSX”), trading under the symbol AII. The Company’s shares are also listed on the Australia Securities Exchange (“ASX”), under the symbol AII, and on the OTCQX Best Markets under the symbol ALMTF.

The head office of the Company is located at 100 King Street West, Suite 5700, Toronto, Ontario, M5X 1C7. The principal business of the Company is the mining, processing and shipping of tungsten concentrate from the Los Santos tungsten mine located near Salamanca, Spain (the “Los Santos Mine”) and the Panasqueira tin and tungsten mine in Covilha, Castelo Branco, Portugal (the “Panasqueira Mine”) as well as the development of the Sangdong tungsten project located in Gangwon Province, Republic of Korea, (the “Sangdong Project”) and the exploration and evaluation of the Valtreixal tin and tungsten project, located in the province of Zamora in Western Spain (the “Valtreixal Project”).

Although the Company has taken steps to verify the title to the properties on which it is conducting its exploration, development and mining activities, these procedures do not guarantee the Company’s title. Property title may be subject to government licensing requirements or regulations, unrestricted prior agreements, unregistered claims, aboriginal land claims and non-compliance with regulatory and environmental requirements. The Company’s mining and exploration activities are subject to laws and regulations relating to the environment, which are continually changing, and generally becoming more restrictive. The Company believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to remain in compliance.

These unaudited interim condensed consolidated financial statements have been prepared on a going concern basis which assumes that the Company will continue operating for the foreseeable future and will be able to realize a return on its assets and discharge its liabilities and commitments in the ordinary course of its business.

Management assesses the Company’s ability to continue as a going concern at each reporting date, using quantitative and qualitative information available. As at March 31, 2025, the Company had a working capital deficiency of $16,700 (December 31, 2024 - $30,538). During the three months ended March 31, 2025, the Company secured additional financings totaling $8,625.

In addition, during July, 2022, the Company closed its US$75.1 million project financing with the KfW IPEX-Bank (“KfW”). During the three months ended March 31, 2025, the Company received its ninth and final drawdown of US$906 (previous years: US$66,420).

During the year ended December 31, 2024, the Company negotiated the extension of the maturity date of various debt instruments totaling $29,072 (Notes 8(b), 8(i), 8(iii), 8(iv), 8(vii) and 8(ix)) to October 31, 2026.

During the year ended December 31, 2024, the Company issued 10,249,605 common shares of the Company in conjunction with the conversion of long-term debt totaling $9,225 and issued 2,583,316 common shares of the Company to settle certain accounts payable.

During April, 2024, the Company refinanced the Unicredit US$15,650 term loan with the KfW IPEX-Bank with a new maturity date of March 31, 2027 (Note 8(b)).

Finally, subsequent to March 31, 2025, the Company received $3,698 in conjunction with the exercise of share purchase warrants and stock options

The Company’s current forecast indicates that it will have sufficient cash flows from operations and from financings outlined above for at least the next year to continue as a going concern and settle obligations as they come due. The assessment of the Company’s ability to continue as a going concern, by its nature, relies on estimates of future cash flows and other future events, whose subsequent changes would materially impact the validity of such an assessment.

7

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

2.	Statement of compliance

These unaudited interim condensed consolidated financial statements of the Company have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting.

These unaudited interim condensed consolidated financial statements were authorized for issuance by the Company’s Board of Directors on May 13, 2025.

3.	Basis of preparation and material accounting policies

The basis of presentation and accounting policies and methods of their application in these unaudited condensed interim consolidated financial statements, including comparatives, are consistent with those used in the Company’s audited consolidated financial statements for the year ended December 31, 2024 and should be read in conjunction with those statements.

Critical judgements

The preparation of unaudited interim condensed consolidated financial statements requires the Company’s management to make judgments, estimates and assumptions about the carrying amount of its assets and liabilities that are not readily apparent from other sources. These estimates and assumptions are disclosed in note 2(e) of the Company’s audited annual consolidated financial statements for the year ended December 31, 2024. There have been no significant changes to the areas of estimation and judgment during the three months ended March 31, 2025.

Material accounting policies

These unaudited condensed interim consolidated financial statements, including comparatives, have been prepared following the same accounting policies and methods of computation as the audited annual financial statements for the year ended December 31, 2024 as disclosed in Note 2 and Note 3.

Comparative figures

Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations.

4.	Inventories

	March 31, 2025	December 31, 2024
Stores and fuel	5,971	5,613
Ore and in-process ore	959	996
Finished goods - WO3 concentrate	147	129
Current inventories	7,077	6,738
Tailings	32,252	30,982
Total inventories	39,329	37,720

As at March 31, 2025, tailings inventories are classified as long term as these inventories may not be processed within the next year.

8

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

5.	Mining assets

		Mineral Property
		Acquisition and	Exploration and
	Plant and	Development	Evaluation
	Equipment	Costs	Projects	Total
Cost
Balance at December 31, 2023	60,226	143,227	8,294	211,747
Additions	20,033	22,291	126	42,450
Change in restoration provisions	-	579	-	579
Asset disposals	(2,723)	-	-	(2,723)
Translation adjustment	(1,247)	(4,140)	172	(5,215)
Balance at December 31, 2024	76,289	161,957	8,592	246,838
Additions	4,168	5,971	8	10,147
Translation adjustment	1,158	(229)	352	1,281
Balance at March 31, 2025	81,615	167,699	8,952	258,266

Accumulated Amortization
Balance at December 31, 2023	10,243	35,823	-	46,066
Amortization	1,498	(9)	-	1,489
Asset disposals	(1,649)	-	-	(1,649)
Translation adjustment	98	(1,032)	-	(934)
Balance at December 31, 2024	10,190	34,782	-	44,972
Amortization	409	(3)	-	406
Translation adjustment	394	(85)	-	309
Balance at March 31, 2025	10,993	34,694	-	45,687

Carrying Value
Balance at December 31, 2024	66,099	127,175	8,592	201,866
Balance at March 31, 2025	70,622	133,005	8,952	212,579

6.	Impairment Loss on Mining Assets

Los Santos mine

No indicators of impairment or reversal of impairment existed as at March 31, 2025 (December 31, 2024 – none).

Sangdong mine

No indicators of impairment or reversal of impairment existed as at March 31, 2025 (December 31, 2024 – none).

9

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

7.	Accounts Payable and Accrued Liabilities

	March 31,	December 31,
	2025	2024
Accounts payable	18,690	18,469
Accrued liabilities	11,325	10,677
Total	30,015	29,146

8.	Long-Term Debt

		March 31,	December 31,
		2025	2024
Term and other loans - Euro	(a)	25,514	24,486
Term and other loans - US dollar	(b)	8,626	8,634
Promissory Note	(b)	250	250
Convertible debentures	(c)	27,297	27,872
Lease liabilities	(d)	508	210
Mine Construction Facility	(e)	115,067	106,876
		177,262	168,328
Less: Current portion		(17,711)	(21,894)
		159,551	146,434
Fair value of derivative liabilities	(c)	5,288	1,121
Deferred financing costs		(10,938)	(11,427)
		153,901	136,128

a)	Term and other loans – EURO

The Company’s wholly-owned Spanish subsidiary, Daytal, has Euro-denominated term loan facilities totaling $1,764 (December 31, 2024 - $1,807). The loans are unsecured, have a maturity date of July 2028 (December 31, 2023 – July 2025) and require monthly payments of principal and interest. Of the loans, $58 (December 31, 2024 - $60) have fixed interest rates with a weighted average interest rate as at March 31, 2024 of 1.50% (December 31, 2024 – 1.50%). The remaining $1,706 (December 31, 2024 - $1,747) have floating interest rates, based on varying spreads from Euribor rates. As of March 31, 2025, the weighted average interest rate on these loans was 6.30% (December 31, 2024 – 6.30%).

VRS has a Euro-denominated term loan with a balance of $778 as of March 31, 2025 (December 31, 2024 - $758). The loan is unsecured, bears interest at 3.75% (December 31, 2024 - 3.75%), with monthly payments of principal and interest until it matures in July 2028 (December 31, 2024 - in July 2028).

10

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

b)	Term and other loans – US dollar

During April, 2024, the Company refinanced the Unicredit loan with the KfW IPEX-Bank, with a total principal amount of EUR$14,662. This new loan bears interest at the prevailing SOFR rate plus 1.9% per annum, with interest payable quarterly and with principal repayable at the maturity date of March 31, 2027.

The Company has issued two US$1,000 secured promissory notes in 2017 to Deutsche Rohstoff AG (“DRAG”), an existing shareholder of the Company, both of which had a maturity date of September 30, 2025 (extended to October 31, 2026 during fiscal 2024). The notes bear interest at 6.0% per annum, with the accrued interest due on the maturity date. The loans are secured by a pledge of the shares of Woulfe. As at March 31, 2025, the outstanding loan balance was $2,875 (US$2,000) (December 31, 2024 - $2,878 (US$2,000)).

During December 2019, the Company received $250 from DRAG pursuant to a promissory loan which bears interest at the rate of 6% per annum which had a maturity date of September 30, 2025 (extended to October 31, 2026 during fiscal 2024).

During January 2020, the Company received $1,320 (US$1,000) from DRAG pursuant to a promissory loan (increased to $3,960 (US$3,000) during fiscal 2022) which bears interest at the rate of 6% per annum and matured during September 2025 (extended to October 31, 2026 during fiscal 2024).

During December 2021, the Company received $1,270 (US$1,000) from DRAG pursuant to a promissory loan which bears interest at the rate of 5% per annum with and which had a maturity date of September 30, 2025 (extended to October 31, 2026 during fiscal 2024).

c)	Convertible Debentures

Changes in the balances of the convertible debentures for the three months ended March 31, 2025 and the year ended December 31, 2024 are summarized as follows:

	March 31, 2025	December 31, 2024
Balance, beginning of period	27,872	32,620
Debentures settled for shares	-	(5,963)
Debentures revalued, derivative liability component	(1,258)	-
Interest accrued	208	240
Translation adjustment	475	975
Balance, end of period	27,297	27,872

11

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

(i)	On December 18, 2018, the Company completed a non-brokered private placement of an unsecured convertible debenture with a principal amount of $2,000, which debenture was acquired by DRAG. The debenture had a maturity date of September 30, 2025 (extended to October 31, 2026 during fiscal 2024) and bears interest at a rate of 6.0% per annum, payable at maturity. The Company may elect to convert the debenture into common shares upon the availability to the Company of full funding for the Sangdong Project at a conversion price equal to the higher of the price per common share in any equity financing completed by the Company after the date of issuance of the debenture and prior to the conversion or the maturity date of the debentures for purposes of financing the Sangdong Project and $0.628. However, the Company may not convert the debenture if at any time the Company’s common shares trade below $0.628 per common share or if such conversion would result in DRAG holding more than 19.9% of the Company’s issued and outstanding common shares.

(ii)	On January 30, 2018, the Company issued a convertible debenture as part of a debt restructuring with a principal amount of $5,963, with a maturity date of October 31, 2024. The debenture was convertible into common shares of Almonty at $0.90 per common share. The debenture bears interest at a rate of 6.0% per annum, compounding quarterly, payable on the earlier of the maturity date or the date of conversion. The debenture was subject to covenants customary for such facilities and the lender had nominated a member of the Board of Directors. During the year ended December 31, 2024, this debenture, plus related accrued interest, was converted into 10,249,605 common shares of the Company.

(iii)	The Company has a $6,000 (December 31, 2024 - $6,000) unsecured convertible debenture outstanding with DRAG, which bears interest at 4.0% per annum, payable at maturity. The debenture (including any accrued and unpaid interest) may be converted by the holder, at its option, into common shares of the Company at an exercise price of $1.45 per share. The maturity date of the loan was September 30, 2024, which was extended to October 31, 2026 during fiscal 2024, with all other terms remaining unchanged.

(iv)	During March 2020, the Company received $2,680 (US$2,000) pursuant to the issuance of a convertible debenture which bears interest at the rate of 7%, is convertible at US$0.50 per common share with a maturity date of October 31, 2025 (extended to October 31, 2026 during the year ended December 31, 2024). As the convertible debenture is denominated in USD, the instrument contains an embedded derivative liability. The total liability (principal and embedded derivative) is capped at the face value of the instruments that were issued. The embedded derivative liability, as at March 31, 2024, was valued using the Black-Scholes Option Pricing Model assuming an expected life of 1.58 years, expected dividend yield of 0%, a risk-free interest rate of 2.93% and an expected volatility of 53.23%. Accordingly, the Company recognized a loss on valuation of the derivative liability in the amount of $495 for the three months ended March 31, 2025.

(v)	During July 2020, the Company completed a non-brokered private placement of a secured convertible bond in the principal amount of $4,592 (EUR3.0 million). This secured convertible bond matured on July 13, 2023, and bore interest at a rate of 10% per annum, payable semi- annually, in cash. (see refinancing details in Note 8(c)(x)).

(vi)	During February, 2021, the Company completed a non-brokered private placement of an unsecured convertible bond in the principal amount of $2,288 (EUR1,500). This unsecured convertible bond matured on February 8, 2024, and bore interest at a rate of 10% per annum, payable semi-annually, in cash. (see refinancing details in Note 8(c)(x)).

12

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

(vii)	During November 2021, the Company completed a non-brokered private placement of four unsecured convertible bonds in the principal amounts of $2,302 (EUR1,600) (see refinancing details in Note 8(c)(x)), $1,268 (US$1,000), $144 (EUR100), and $190 (US$150), respectively. These unsecured convertible bonds matured on October 31, 2024 (subsequently extended to October 31, 2026 during fiscal 2024), and bear interest at a rate of 5% per annum, payable semi- annually, in cash. The outstanding principal amount of the bonds plus any related unpaid accrued interest is convertible into common shares of the Company at the option of the holder at the fixed conversion price of EUR0.70 per share, US$0.85 per share, $1.05 per share and US$0.83 per share, respectively, for the principal and at the conversion price of the greater of i) EUR0.70 (equivalent to $1.05) and ii) the EURO equivalent of the volume weighted average price of the common shares of the Company on the TSX for the five trading days immediately preceding the date of conversion for related accrued interest. As the convertible debentures are denominated in EURO and USD, the instruments contain embedded derivative liabilities. The total liability (principal and embedded derivative) is capped at the face value of the instruments that were issued. The embedded derivative liability, as at March 31, 2025, was valued using the Black- Scholes Option Pricing Model assuming an expected life of 1.58 years, expected dividend yield of 0%, a risk-free interest rate of 2.93% and an expected volatility of 53.23%. Accordingly, the Company recognized a loss on valuation of the derivative liabilities in the amount of $159 for the three months ended March 31, 2025.

(viii)	During February 2022, the Company received $1,900 (US$1,500) pursuant to the issuance of a convertible debenture which bears interest at the rate of 5% (amended to 7% during fiscal 2024), is convertible at US$0.83 per share (amended to US$0.50 per share during fiscal 2024) and matured October 31, 2024 (extended to October 31, 2026 during fiscal 2024). As the convertible debenture is denominated in USD, the instrument contains an embedded derivative liability. The total liability (principal and embedded derivative) is capped at the face value of the instruments that were issued. The embedded derivative liability, as at March 31, 2025, was valued using the Black-Scholes Option Pricing Model assuming an expected life of 1.58 years, expected dividend yield of 0%, a risk-free interest rate of 2.93% and an expected volatility of 53.23%. The total liability (principal and embedded derivative) is capped at the face value of the instruments that were issued. Accordingly, the Company recognized a loss on valuation of the derivative liability in the amount of $444 for the three months ended March 31, 2025.

(ix)	During June 2022, the Company received $1,288 (US$1,000) pursuant to the issuance of a convertible debenture which bears interest at the rate of 7%, is convertible at US$0.84 per share and matures June 7, 2025. As the convertible debenture is denominated in USD, the instrument contains an embedded derivative liability. The embedded derivative liability, as at March 31, 2025, was valued using the Black-Scholes Option Pricing Model assuming an expected life of 0.25 years, expected dividend yield of 0%, a risk-free interest rate of 2.93% and an expected volatility of 53.23%. The total liability (principal and embedded derivative) is capped at the face value of the instruments that were issued. Accordingly, the Company recognized a gain on valuation of the derivative liability in the amount of $121 for the three months ended March 31, 2025.

13

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

(x)	During September 2023, the Company completed the restructuring of three convertible loans with a total principal balance of EUR6,100 (Notes 8(c)(v), 8(c)(vi) and 8(c)(viii), plus one bond with a principal balance of EUR 1,377 (Note 8(a)), with maturity dates ranging between July 2023 and June, 2025, into one new convertible debenture totaling EUR7,900, This new debenture is convertible into common shares of the Company at EUR0.35 per share, bears interest at the rate of 9% per annum (payable quarterly), and matures September 15, 2025. As this convertible debenture is denominated in EURO, the instrument contains an embedded derivative liability. As a result, the Company allocated $11,180 to the liability component and $477 to the derivative liability on issuance. The embedded derivative liability, on issuance, was valued using the Black-Scholes Option Pricing Model assuming an expected life of 1.85 years, expected dividend yield of 0%, a risk-free interest rate of 4.56% and an expected volatility of 69.51%. The embedded derivative liability, as at March 31, 2025, was valued using the Black-Scholes Option Pricing Model assuming an expected life of 0.46 years, expected dividend yield of 0%, a risk-free interest rate of 2.93% and an expected volatility of 53.23%. The total liability (principal and embedded derivative) is capped at the face value of the instruments that were issued. Accordingly, the Company recognized a loss on valuation of the derivative liability in the amount of $2,948 for the three months ended March 31, 2025.

(xi)	The Company’s term loans and convertible debentures include various positive and negative covenants as well as cross-default clauses which could cause several defaults in the event the Company is in default on any of its loan agreements. As of March 31, 2025, the Company was in compliance with all covenants under its term loans and convertible debentures.

d)	Lease Liabilities

The capital leases relate to certain equipment and vehicles. The leases carry implied interest rates of between 3.64% and 6.04% (December 31, 2024 – 4.06% and 6.46%).

e)	Mine Construction Loan Facility

During July 2022, the Company completed a US$75.1 million senior secured term loan facility with KfW for the financing and construction of the Sangdong Project and received US$906 during July 2024 (Previous years: US$74,194) in conjunction with the ninth and final drawdown on this loan facility. The loan bears interest at the rate of SOFR plus 2.3%, capitalized quarterly, with repayment of principal quarterly over a 6.25-year period commencing six months subsequent to commencement of the mine’s ramp-up period.

14

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

f)	Payments are due under the terms of the Company’s loans and leases for each of the following years ending March 31:

2026	17,851
2027	45,512
2028	42,374
2029	18,649
2030	54,133
178,519
Less: Unamortized discount	(1,231)
Less: Imputed interest on capital lease obligations	(26)
177,262

g)	Debt Continuity

	March 31, 2025	December 31, 2024
Balance, beginning of period	168,328	142,995
Cash flows
Issuance of debt	8,996	43,643
Scheduled debt repayments	(135)	(23,608)
Non-cash changes
Conversion of debt with shares	-	(5,963)
Accrued interest	209	326
Amount reclassified to derivative liability	(1,258)	-
Translation adjustment and other	1,122	10,935
Balance, end of period	177,262	168,328
Fair value of derivative liability	5,288	1,121
	182,550	169,449

15

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

9.	Restoration Provision and Other Liabilities

a)	Included in other long-term liabilities are provisions for the future restoration of the Company’s mining properties, in accordance with local requirements, as follows:

Balance at December 31, 2023	22,820
Revisions in estimated cash flows and changes in assumptions	579
Accretion expense	495
Translation adjustment	396
Balance at December 31, 2024	24,290
Accretion expense	21
Translation adjustment	871
Balance at March 31, 2025	25,182

As at March 31, 2025, there is a restoration provision of $21,082 (December 31, 2024 - $20,122) with respect to the Panasqueira Mine, representing management’s estimate of the present value of the rehabilitation costs relating to the mine site which are estimated to total $23,694 and are to be incurred after the mine ceases production subsequent to 2045. BTW has assumed an inflation rate of 2.0% per year in calculating its estimates and a discount rate of 0.35%.

There is a restoration provision of $1,030 (December 31, 2024 - $1,008) with respect to Daytal’s future obligation to restore and reclaim the mine once it has ceased the processing of tungsten from the Los Santos Mine. The restoration provision represents management’s estimate of the present value of the rehabilitation costs relating to the mine site which are estimated to total $982 and are to be incurred beginning in 2027 after Daytal ceases processing operations. Daytal has used a 5.5% discount rate and assumes an inflation rate of 2% per year in calculating its estimates. The Company has filed, and is awaiting final approval of its mine plan and restoration provision by the relevant authorities in Spain. Banco Popular has posted a bank warranty of $280 (€180) on behalf of Daytal with the Region of Castilla y Leon, Trade and Industry Department as a form of deposit to cover the expected costs of restoring the mining property as required by Daytal’s Environmental Impact Statement that forms a part of its mining and exploitation license on the Los Santos Mine.

There is a restoration provision of $3,070 (December 31, 2024 - $3,161) with respect to the Woulfe properties. The provision was determined based on a levy imposed by the relevant local government authority.

b)	Included in other long-term liabilities is $574 (December 31, 2024 - $575) related to employee benefit obligations in respect of government mandated pension plans in Woulfe’s Korean subsidiary and in BTW.

16

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

10.	Share Capital

Common Shares

	Number of Shares	Amount $

Authorized - Unlimited number of common shares

Issued and outstanding
Outstanding at December 31, 2023	233,888,668	127,359
Shares issued for cash	18,389,119	8,320
Shares issued on conversion of long-term debt	2,813,785	1,572
Shares issued on exercise of warrants	10,329,251	9,265
Outstanding at December 31, 2024	265,420,823	146,516
Shares issued for cash	13,360,333	7,288
Shares issued on exercise of options	585,654	197
Shares issued on exercise of warrants	3,313,975	3,307
Shares issued for settlement of debt	100,000	90
Outstanding at March 31, 2025	282,780,785	157,398

During January 2024, the Company issued 10,329,251 common shares as settlement of a debt of $9,265.

During February 2024, the Company issued 2,583,316 common shares as settlement of a debt of $1,395.

During March to May 2024, the Company issued 5,354,172 common share units for proceeds totalling $2,945 in conjunction with the closing of a non-brokered private placement. Each unit is comprised of one common share and one warrant, with each warrant enabling the holder to acquire one additional common share with an exercise price of $0.74, expiring two years from the date of issuance. The warrants were valued at $651 using the weighted average fair value. The fair value of the warrants was determined using the Black-Scholes Option Pricing Model using the following assumptions: Risk-free rate – 4.17% - 4.25%; expected volatility – 57.00% - 58.15%; expected life – 2 years; dividend rate – nil.

During March to May 2024, the Company issued 6,451,613 CDI units for proceeds totaling $3,548 in conjunction with the closing of a non-brokered private placement. Each unit is comprised of one CDI and one warrant, with each warrant enabling the holder to acquire one additional common share with an exercise price of AUD $0.84, expiring two years from date of issuance. The warrants were valued at $1,024 using the weighted average fair value. The fair value of the warrants was determined using the Black-Scholes Option Pricing Model using the following assumptions: Risk-free rate – 4.17% - 4.23%; expected volatility – 57.03% - 61.66%; expected life – 2 years; dividend rate – nil.

17

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

During December 2024, the Company issued 2,000,000 common share units for proceeds totalling $1,640 in conjunction with the closing of a non-brokered private placement. Each unit is comprised of one common share and one warrant, with each warrant enabling the holder to acquire one additional common share with an exercise price of $1.14, expiring three years from the date of issuance. The warrants were valued at $386 using the weighted average fair value. The fair value of the warrants was determined using the Black-Scholes Option Pricing Model using the following assumptions: Risk-free rate – 2.97%; expected volatility – 53.65%; expected life – 3 years; dividend rate – nil.

During December 2024, the Company issued 4,583,334 CDI units for proceeds totalling $3,677 (AUD$4,125) in conjunction with the closing of a non-brokered private placement. Each unit is comprised of one CDI and one warrant, with each warrant enabling the holder to acquire one additional common share with an exercise price of AUD $1.25, expiring three years from the date of issuance. The warrants were valued at $1,140 using the weighted average fair value. The fair value of the warrants was determined using the Black-Scholes Option Pricing Model using the following assumptions: Risk-free rate – 2.90%; expected volatility – 53.38%; expected life – 3 years; dividend rate – nil.

During December 2024, the Company issued 230,469 common shares as settlement of a debt of $177.

During January 2025, the Company issued 7,500,000 CDI units, for proceeds totaling $6,075 (AUD $6,750), in conjunction with the closing of a non-brokered private placement. Each unit is comprised of one CDI and one warrant, with each warrant enabling the holder to acquire one additional common share with an exercise price of AUD $1.25, expiring January 14, 2028. The warrants were initially valued at $1,528 and subsequently revalued at March 31, 2025 at $8,174 (December 31, 2024 - $0).

During January 2025, the Company issued 2,527,000 common share units for proceeds totalling $2,072 in conjunction with the closing of a non-brokered private placement. Each unit is comprised of one common share and one warrant, with each warrant enabling the holder to acquire one additional common share with an exercise price of $1.14, expiring three years from the date of issuance. The warrants were valued at $585 using the weighted average fair value. The fair value of the warrants was determined using the Black-Scholes Option Pricing Model using the following assumptions: Risk-free rate – 2.64%; expected volatility – 54.08%; expected life – 3 years; dividend rate – nil.

During February 2025, the Company issued 3,333,333 CDI units, for proceeds totaling $2,700 (AUD $3,000), in conjunction with the closing of a non-brokered private placement. Each unit is comprised of one CDI and one warrant, with each warrant enabling the holder to acquire one additional common share with an exercise price of AUD $1.25, expiring February 7, 2028. The warrants were initially valued at $972 and subsequently revalued at March 31, 2025 at $3,982 (December 31, 2024 - $nil).

During January 2025, the Company issued 100,000 common shares as settlement of a debt of $90.

18

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

Warrants

As at March 31, 2025, the outstanding warrants, all of which are exercisable, are summarized as follows:

Number of Warrants
Warrants outstanding at December 31, 2023	16,427,214
Warrants issued	18,389,119
Warrants expired	(8,075,396)
Warrants outstanding at December 31, 2024	26,740,937
Warrants issued	13,360,333
Warrants exercised	(3,313,975)
Warrants outstanding at March 31, 2025	36,787,295

Exercise Prices	Number Outstanding Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price

$0.45 - $0.69	5,366,013	1.59	$0.55
$0.70 - $0.99	12,009,785	1.00	$0.75
$1.00 - $1.21	19,411,497	2.55	$1.13
	36,787,295	1.90	$0.92

Incentive Stock Options

Under Almonty’s stock option plan and newly approved Omnibus Share Incentive Plan, the Company can grant options to directors, officers, employees and consultants for up to 56,000,000 common shares of the Company. Under the plan, the exercise price of an option may not be less than the closing market price during the trading day immediately preceding the date of the grant of the option, less any applicable discount allowed by the TSX. Options can be granted for a maximum term of fifteen years and vest at the discretion of the Company’s Board of Directors. The existing plans were approved by Almonty’s shareholders at its Annual and Special Meeting of Shareholders held on April 30, 2025.

19

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

As of March 31, 2025, the outstanding options, are summarized as follows:

Number of
Share Options
Options outstanding at December 31, 2023	17,075,000
Options granted	5,705,000
Options expired	(1,000,000)
Options outstanding at December 31, 2024	21,780,000
Options granted	1,122,000
Options exercised	(585,654)
Options expired	(219,346)
Options outstanding at March 31, 2025	22,097,000

Range of Exercise Prices	Number Outstanding	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$ 0.33 - $ 0.59	5,750,000	5,750,000	3.41	$0.47
$ 0.60 - $ 0.79	5,250,000	5,250,000	4.32	$0.66
$ 0.80 - $ 1.23	11,097,000	10,647,242	2.48	$0.96
	22,097,000	21,647,242	3.16	$0.76

During January 2024, the Company granted 1,000,000 share options to employees and consultants of the Company pursuant to the Company’s stock option plan. The Options vested immediately and are exercisable for a period of five years from the grant date at $0.56 per common share. The grant resulted in the recording of share-based compensation expense of $312. The value of the stock options granted was determined using the Black-Scholes option pricing model using a risk-free interest rate of 3.32%, volatility of 62.99% based on historical volatility, expected life of 5 years, and no expected dividend yield.

During May 2024, the Company granted 1,275,000 share options to employees and consultants of the Company pursuant to the Company’s stock option plan. The Options vested immediately and are exercisable for a period of five years from the grant date at $0.56 per common share. The grant resulted in the recording of share-based compensation expense of $312. The value of the stock options granted was determined using the Black-Scholes option pricing model using a risk-free interest rate of 3.32%, volatility of 62.99% based on historical volatility, expected life of 5 years, and no expected dividend yield.

During July 2024, the Company granted 3,030,000 share options to employees and consultants of the Company pursuant to the Company’s stock option plan. The Options vested immediately and are exercisable for a period of five years from the grant date at $0.66 per common share. The grant resulting in the recording of share-based compensation expense of $1,104. The value of the stock options granted was determined using the Black-Scholes option pricing model using a risk-free interest rate of 3.49%, volatility of 61.75% based on historical volatility, expected life of 5 years, and no expected dividend yield.

20

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

During August 2024, the Company granted 200,000 share options to employees and consultants of the Company pursuant to the Company’s stock option plan. The Options vested immediately and are exercisable for a period of five years from the grant date at $0.685 per common share. The grant resulting in the recording of share-based compensation expense of $86. The value of the stock options granted was determined using the Black-Scholes option pricing model using a risk-free interest rate of 2.98%, volatility of 61.38% based on historical volatility, expected life of 5 years, and no expected dividend yield.

During November 2024, the Company granted 200,000 share options to employees and consultants of the Company pursuant to the Company’s stock option plan. The Options vested immediately and are exercisable for a period of five years from the grant date at $0.81 per common share. The grant resulting in the recording of share-based compensation expense of $98. The value of the stock options granted was determined using the Black-Scholes option pricing model using a risk-free interest rate of 3.10%, volatility of 61.51% based on historical volatility, expected life of 5 years, and no expected dividend yield.

During February 2025, the Company granted 250,000 share options to employees and consultants of the Company pursuant to the Company’s stock option plan. The Options vested immediately and are exercisable for a period of five years from the grant date at $1.195 per common share. The grant resulting in the recording of share-based compensation expense of $204. The value of the stock options granted was determined using the Black-Scholes option pricing model using a risk-free interest rate of 2.66%, volatility of 60.54% based on historical volatility, expected life of 5 years, and no expected dividend yield.

During February 2025, the Company granted 200,000 share options to employees and consultants of the Company pursuant to the Company’s stock option plan. The Options vested immediately and are exercisable for a period of five years from the grant date at $1.915 per common share. The grant resulting in the recording of share-based compensation expense of $206. The value of the stock options granted was determined using the Black-Scholes option pricing model using a risk-free interest rate of 2.76%, volatility of 61.48% based on historical volatility, expected life of 5 years, and no expected dividend yield.

During March 2025, the Company granted 522,000 share options to employees and consultants of the Company pursuant to the Company’s stock option plan. The Options vest over 3 years and are exercisable for a period of five years from the grant date at $1.89 per common share. The grant resulting in the recording of share-based compensation expense of $71. The value of the stock options granted was determined using the Black-Scholes option pricing model using a risk-free interest rate of 2.69%, volatility of 60.34% based on historical volatility, expected life of 5 years, and no expected dividend yield.

21

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

During March 2025, the Company granted 150,000 share options to employees and consultants of the Company pursuant to the Company’s stock option plan. The Options vest immediately and are exercisable for a period of five years from the grant date at $1.62 per common share. The grant resulting in the recording of share-based compensation expense of $120. The value of the stock options granted was determined using the Black-Scholes option pricing model using a risk-free interest rate of 2.72%, volatility of 60.20% based on historical volatility, expected life of 5 years, and no expected dividend yield.

Restricted Share Units

RSUs granted under the Company’s RSU Plan to employees vest in thirds at the end of each year from the date of grant and are convertible into shares on a 1:1 basis. RSU’s issued were valued based on the value of the underlying shares at the date of issuance.

As of March 31, 2025, the outstanding RSU’s, are summarized as follows:

Number of
RSUs
Units, December 31, 2023	1,750,000
Units granted	2,100,000
Units outstanding at December 31, 2024	3,850,000
Units granted	913,400
Units outstanding at March 31, 2025	4,763,400

Range of Exercise Prices	Number Outstanding	Number Exercisable	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
$ 0.52 - $ 0.66	2,550,000	791,340	2.15	$0.64
$ 0.87 - $ 0.92	1,300,000	1,252,030	0.07	$0.91
$ 2.23 - $ 2.34	913,400	17,175	2.99	$2.33
	4,763,400	2,060,545	1.74	$1.04

During the three months ended March 31, 2025, the Company granted 913,400 RSU’s to directors of the Company pursuant to the Company’s RSU plan. The value of the RSU’s granted was based on the value of the underlying shares at the date of issuance. The grant resulted in the recording of share-based compensation of $17 during the three months ended March 31, 2025.

22

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

11.	Warrant Liabilities

Under IFRS, certain warrants are treated as a derivative liability because these were denominated in currencies other than the Company’s functional currency of Canadian dollars and, accordingly, the Company was not able to demonstrate that it met the “fixed for fixed” criterion per International Accounting Standard (“IAS”) 32 Financial Instruments: Presentation . As a result, at the balance sheet date, these warrants issued as part of a unit private placement must be recorded at their fair value.

The Company uses the Black-Scholes option pricing model to measure the fair value of warrant liabilities, wherein the Company’s trading price is the main driver for calculating the resulting amount. The revaluation of this derivative liability arising from an increase in share price from Cdn$0.91 per share at December 31, 2024, to Cdn$2.25 per share at March 31, 2025, has resulted in the recognition of loss of $25,810 (2024 - $109) in the statements of operations and comprehensive loss for the three months ended March 31, 2025.

Changes in the balance of the warrant liabilities for the three months ended March 31, 2025 and year ended December 31, 2024 are summarized as follows:

	March 31, 2025	December 31, 2024
Balance, beginning of period	5,154	958
Warrants issued	2,501	2,165
Fair Value revaluation	25,810	2,031
Balance, end of period	33,465	5,154

The fair value of the warrants outstanding was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

	2025	2024
Stock Price	$2.25	$0.91
Exercise Price	$0.88	$0.72
Expected life	2.18 years	1.99 years
Risk-free interest rate	2.46%	2.93%
Expected volatility	65.97%	53.23%
Expected dividends	nil	nil

23

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

12.	Income Taxes

The major components of income tax expense for the three months ended March 31, 2025 and 2024:

	March 31, 2025	March 31, 2024
Tax expense applicable to:
Current	92	5
Income tax expense	92	5

The Company has the following non-capital tax losses that expire in the years indicated:

	Canada	Spain	Portugal	Korea
	CAD	EUR	EUR	CAD
2025	2,092	-	-	-
2026	3,625	-	-	-
2027	2,260	-	-	-
2028	1,974	-	-	39
2029	-	286	-	24
2030	16	-	-	1,790
2031	473	-	-	1,772
2032 or later	57,974	18,341	7,384	29,344
Non-Capital losses in local currency	68,414	18,627	7,384	32,969
Non-Capital losses in CAD	68,414	28,946	11,475	32,969
Total Non-Capital losses in CAD				141,804

13.	Employee Compensation

The Company incurred costs of $5,322 with respect to the costs of employee compensation and benefits for the three months ended March 31, 2025 (three months ended March 31, 2024 - $4,674).

14.	Segment Information

The Company’s operations are segmented on a regional basis and are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker who is responsible for allocating resources and assessing performance of the operating segments has been defined as the Chief Executive Officer.

24

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

Management monitors the business of the Company as a single commodity segment, whose operations relate to the exploration and mining of tungsten across three geographical locations; the Iberian Peninsula (Spain and Portugal), Australia (2018), and the Republic of Korea.

For management reporting purposes, the Company is organized into business units based on its products and activities, and has four reportable operating segments, as follows:

●	The Los Santos Mine located in Spain whose operations relate to the exploration and mining of tungsten that is ultimately sold as tungsten concentrate;
●	The Panasqueira Mine located in Covilha Castelo Branco, Portugal whose operations relate to the exploration and mining of tungsten which is ultimately sold as tungsten concentrate, as well as the production of copper and tin concentrate by-products that are sold as concentrate;
●	The Valtreixal Project located in Spain whose operations relate to the exploration and evaluation activities of the Valtreixal tin/tungsten project; and
●	Woulfe, whose properties are located in Gangwon Province, Republic of Korea, and whose operations relate primarily to the development of the Sangdong Project.

The Company monitors the operating results of its operating segments separately for the purpose of making decisions about resource allocation and performance assessment. Segment performance is evaluated based on income (losses) from mining operations and is measured consistently with income (losses) from mining operations in the consolidated financial statements.

The accounting policies used by the Company in reporting segments internally are the same as those contained in Note 3.

Segmented information for the three months ended March 31, 2025 and 2024 is as follows:

Three months ended March, 31, 2025	Los Santos	Valtreixal	Woulfe	Panasquiera	Corporate	Consolidated
Revenue	-	-	15	7,893	-	7,908
Production costs	-	-	-	6,588	-	6,588
Care and maintenance costs	280	-	-	-	-	280
Depreciation and amortization	5	-	-	283	-	288
(Loss) earnings from mining operations	(285)	-	15	1,022		752

Expenses
General and administrative	148	1	(116)	579	2,794	3,406
Share-based compensation	-	-	-	-	851	851
Interest expense	25	-	-	-	1,181	1,206
Loss on valuation of embedded derivative liabilities	-	-	-	-	2,909	2,909
Loss on valuation of warrant liabilities	-	-	-	-	25,810	25,810
Foreign exchange (gain) loss	(1)	2	-	59	1,040	1,100
(Loss) income before income taxes	(457)	(3)	131	384	(34,585)	(34,530)

Capital expenditures	-	7	10,339	511	-	10,857

25

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

As at March 31, 2025
Assets
Current	1,067	32	7,786	8,839	13,378	31,102
Non-current	32,680	8,952	178,186	28,121	-	247,939
Total Assets	33,747	8,984	185,972	36,960	13,378	279,041
Total Liabilities	3,680	1,720	115,260	28,430	111,849	260,939

As at December 31, 2024
Assets
Current	1,101	117	6,111	7,976	5,271	20,576
Non-current	31,397	8,592	168,942	26,842	-	235,773
Total Assets	32,498	8,710	175,052	34,818	5,271	256,349
Total Liabilities	3,845	1,728	107,209	26,799	77,695	217,276

Three months ended March, 31, 2025	Los Santos	Valtreixal	Woulfe	Panasquiera	Corporate	Consolidated
Revenue	-	-	-	7,824	-	7,824
Production costs	-	-	-	6,665	-	6,665
Care and maintenance costs	263	-	-	-	-	263
Depreciation and amortization	6	-	-	284	-	290
Earnings (loss) from mining operations	(269)	-	-	875	-	606

Expenses
General and administrative	259	5	(34)	562	683	1,475
Share-based compensation	-	-	-	-	392	392
Interest expense	(1)	8	-	-	1,416	1,423
Loss (gain) on valuation of embedded derivative liabilities	-	-	-	-	81	81
Loss (gain) on valuation of warrant liabilities	-	-	-	-	109	109
Foreign exchange loss	9	4	2,707	(2,796)	979	903
Income (loss) before income taxes	(536)	(17)	(2,673)	3,109	(3,660)	(3,777)

Capital expenditures	1	39	9,226	102	-	9,368

Information by geographical region is as follows:

	Revenue		Non-current Assets
Country	Three months ended March 31, 2025	Three months ended March 31, 2024	March 31, 2025	December 31, 2024
Portugal	7,893	7,824	28,121	26,842
Spain	-	-	41,632	39,989
South Korea	15	-	178,186	168,942
Total	7,908	7,824	247,939	235,773

26

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

15.	Financial Instruments, and Financial Risk Management Objectives and Policies

Fair Value Hierarchical Levels

Fair value hierarchical levels are directly determined by the amount of subjectivity associated with the valuation inputs of these assets and liabilities, and are as follows:

Level 1 -	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.
Level 2 -

Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 -

Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to determining the estimate.

The carrying value of cash, trade receivables and accounts payable and accrued liabilities approximates their fair value due to their short terms to maturity. The accounts receivable associated with provisional pricing arrangements are a level 2 fair value estimate and are valued based upon observable WO3 forward prices as of the reporting date. The fair value of long-term debt is a level 2 fair value estimate and is not materially different from the carrying value based on current market rates of interest, or interest rates set at relatively short time intervals.

Financial Risk Management Objectives and Policies

The Company’s principal financial instruments comprise cash deposits and long-term debt.

The main purpose of these instruments is to provide cash flow funding for the operations of Almonty and its subsidiaries. The Company has various other financial assets and liabilities such as trade receivables and trade payables, which arise directly from operations.

The main risks arising from the Company’s financial instruments are interest rate risk, foreign currency risk, credit risk and liquidity risk.

Interest rate risk

The Company’s exposure to the risk of changes in market interest rates relates to cash at banks and long-term debt with a floating interest rate. Of the long-term debt, $140,221 is subject to floating interest rates and $37,040 is subject to fixed interest rates. A portion of the floating rate debt totaling $25,100 is subject to a fixed spread over the 3- and 12-month Euro Interbank Offered Rate (“Euribor”) rates. A change of 100 basis points (1%) in the rates would result in a $251 change in annual interest costs. The remaining floating rate debt of $115,067 is based on a fixed spread over the 3-month SOFR rate. A change of 100 basis point (1.0%) in the 3-month SOFR rate would result in a $1,150 change in annual interest costs.

27

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

Foreign currency risk

Daytal and BTW, operate in Spain and Portugal, respectively, both of which use Euros (€) as their functional currency. Their output is a commodity that is primarily priced in United States dollars which is different than the functional currency of the Company and its subsidiaries, and the Company and its subsidiaries may also incur costs or obtain indebtedness in a currency that is different from their functional currency. Almonty’s functional currency is the Canadian dollars but it advances funds to subsidiaries in the functional currency of the subsidiary to which funds are advanced. As such, the Company’s consolidated balance sheet and profit or loss can be significantly affected by movements in various currencies (CAD$, US$, € and KRW).

The Company’s Canadian dollar functional currency businesses have the following financial instruments denominated in foreign currencies:

	Currency	Carrying Value ($)
Cash and cash equivalents	US $	367
Cash and cash equivalents	AUS $	2,733
Cash and cash equivalents	EURO €	9,451
Accounts payable and accrued liabilities	US $	5,987
Accounts payable and accrued liabilities	AUS $	378
Accounts payable and accrued liabilities	KRW	7,232
Long-term debt	US $	130,698
Long-term debt	EURO €	35,077

A 5% change in the value of the CAD$ relative to the above currencies would change net income for the three months ended March 31, 2025 by approximately $8,478.

The Company’s Euro functional currency businesses have the following financial instruments denominated in foreign currencies:

	Currency	Carrying Value ($)
Cash and cash equivalents	US$	329
Trade receivables	US$	1,247

A 5% change in the value of the Euro relative to the above currencies would change net income for the three months ended March 31, 2025 by approximately $79.

28

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

The Company’s Korean Won functional currency businesses have the following financial instruments denominated in foreign currencies:

	Currency	Carrying Value ($)
Accounts payable and accrued liabilities	US$	214
Long-term debt	US$	115,068

A 5% change in the value of the Korean Won relative to the above currencies would change net income for the three months ended March 31, 2025 by approximately $5,764.

Credit risk

The Company deposits surplus cash with major banks of high-quality credit standing, in interest bearing accounts that earn interest at floating rates. Trade receivables represent amounts receivable related to delivery of concentrate that have not been settled and are with the Company’s customers, all of whom have good credit ratings and the Company has not experienced any credit issues with any of its customers. Other assets are deposits. The carrying value of the cash and cash equivalents, trade receivables and deposits totals $20,204 and represents the Company’s maximum exposure to credit risk.

Liquidity risk

The Company’s objective is to use cash and cash equivalents, finance leases, and third party short and long-term loans (see Note 8 for debt maturities) and equity in order to maintain liquidity. The Company’s policy is to maximize liquidity in order to enable the continued development of the mines and operations of the plants and to enable the development of its projects. All financial liabilities with a contractual term of 12 months or less are classified as current. The Company is currently pursuing debt and equity financing opportunities to increase its liquidity. In addition to the items presented below, the Company has a mine reclamation liability of $25,182 payable at the end of mining activities. Contractual undiscounted cash flow requirement for financial liabilities as at March 31, 2025 are as follows:

	Less than 1 year	1-2 years	3-4 years	After 5 years	Total
Accounts payable and accrued liabilities	30,015	-	-	-	30,015
Term and other loans - Euro	798	24,388	328	-	25,514
Term and other loans - US dollar	-	8,626	-	-	8,626
Promissory note	-	250	-	-	250
Convertible debentures	14,085	14,469	-	-	28,554
Lease liabilities	130	260	119	-	509
Mine Construction Facility	2,838	39,894	35,348	36,987	115,067

29

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

16.	Capital Management

The primary objective of the Company’s capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and maximize shareholder value. The Company manages its capital structure (composed of shareholders’ equity and net debt) and makes adjustments to it, in light of changes in economic conditions. To maintain or adjust the capital structure, Almonty may initiate dividend payments to shareholders, return capital to shareholders, repurchase issued shares or issue new shares. Almonty is not exposed to any externally imposed capital requirements.

17.	Commitments and Contingent Liabilities

Daytal owns the Los Santos Mine, near the town of Los Santos, Salamanca in western Spain. Daytal rents the land where the Los Santos Mine is located from local property owners and municipalities. The leases range from 10 to 25 years and have expiry dates in 2032. On all leases greater than 10 years, Daytal has the right to terminate the leases under certain circumstances without penalty. Annual lease commitments total approximately $393 payable throughout the year on the anniversary dates of the individual leases.

The mining license for the Los Santos Mine was granted in September 2002 for a period of 30 years and is extendable for 90 years. Daytal pays minimal land taxes and there are no other royalty payments associated with the license. The Company files applications in the ordinary course to renew the permits associated with its mining license that it deems necessary and/or advisable for the continued operation of its business. Certain of the Company’s permits to operate that are associated with the mining license are currently under application for renewal.

The Company’s operations are subject to other claims and lawsuits from time to time, including any claims related to suppliers, employees or other parties. However, these are not expected to result in a material impact on the financial statements.

18.	Related Party Transactions

For the three months ended March 31, 2025, the Company paid or accrued compensation to key management personnel, which includes the Company’s Chief Executive Office, Chief Financial Officer and members of the Company’s Board of Directors totaling $357 (2024 - $301).

The Company has long-term debt owing to DRAG, a company that is an existing shareholder of Almonty, and whose former CEO is a member of the Board of Directors of the Company. In addition to the transactions disclosed in notes 8(b) and 8(c), interest of $215 was accrued on the DRAG loans during the three months ended March 31, 2025 (2024 - $217). As of March 31, 2025, there is $5,354 (December 31, 2024 - $5,139) of unpaid interest on these loans included in accounts payable and accrued liabilities.

30

Almonty Industries Inc.

Notes to the Unaudited Interim Condensed Consolidated Financial Statements

Three Months Ended March 31, 2025 and 2024

(In 000's of Canadian dollars, unless otherwise noted)

19.	Subsequent Events

Subsequent to March 31, 2025, the Company entered into the following transactions:

a)	Issued 3,975,780 CDI’s in conjunction with the exercise of warrants for proceeds totaling $3,646;

b)	Issued 75,000 common shares in conjunction with the exercise of stock options for proceeds totaling $52;

c)	Granted stock options enabling the holders to acquire up to 2,425,000 common shares of the Company with an exercise price of $2.50, expiring April 30, 2030;

d)	Granted RSUs a director of the Company enabling the holder to acquire up to 1,000,000 common shares of the Company at a value of $2.18 per share: and

e)	Issued 180,722 common shares upon conversion of long-term debt totalling US$150.

31